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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                             CRYENCO SCIENCES, INC.
                     ----------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
                     ----------------------------------
                         (Title of Class of Securities)

                                   22889K 20 4
                     ----------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 4 Pages



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                               Page 2 of 4 Pages

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 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
     Persons

     Alfred Schechter
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
     N/A
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) Sole Voting Power
 BENEFICIALLY                       285,853
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) Shared Voting Power
 PERSON WITH                        100,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    285,853
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    100,000
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     385,853
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------- / /
(11) Percent of Class Represented by Amount in Row (9)
     5.6%
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(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page 3 of 4 Pages


ITEM 1(A).  NAME OF ISSUER
            Cryenco Sciences, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            3811 Joliet Street
            Denver, Colorado 80239
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ITEM 2(A).  NAME OF PERSON(S) FILING
            Alfred Schechter
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            Cryenco Sciences, Inc.
            c/o Charterhouse Group International, Inc.
            535 Madison Avenue - 28th Floor
            New York, New York 10028
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ITEM 2(C).  CITIZENSHIP
            United States of America
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Class A common stock, par value $.01 per share
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ITEM 2(E).  CUSIP NUMBER
            22889k 20 4
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

            Not Applicable.
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                                                          Page 4 of 4 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        385,853
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        5.6%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              285,853
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              100,000
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              285,853
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              100,000
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
         Not Applicable
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         The 100,000 shares as to which the reporting person has
         shared voting and dispositive power are owned by The Schechter Foundation, Inc., a private foundation for which the reporting person serves as president.
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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ITEM 10. CERTIFICATION
    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
         Not Applicable
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                          February 2, 1996
                                       ----------------------------------------
                                       (Date)

                                          /s/ Alfred Schechter
                                       ----------------------------------------
                                       (Signature)

                                          Alfred Schechter
                                       ----------------------------------------
                                       (Name/Title)